EXHIBIT 99.1

Stockholders of Air Methods Corporation Approve
Three-For-One Stock Split and Amended Equity Plan

Denver, CO., December 3, 2012 – The stockholders of Air Methods Corporation (NASDAQ: AIRM), the global leader in air medical transportation, today approved a three-for-one stock split, an increase from 23.5 million to 70.5 million in the number of authorized shares of the Company’s Common Stock and an increase from 5 million to 15 million in the number of authorized shares of the Company’s Preferred Stock.  The Company’s stockholders also approved a Second Amended and Restated 2006 Equity Compensation Plan, which increases the number of authorized shares available under the Amended and Restated 2006 Equity Compensation Plan (2006 Plan) from 1,000,000 to 1,800,000 (on a pre-split basis) and makes certain other conforming and technical tax changes to the 2006 Plan.

The record date for the stock split will be December 14, 2012, with new shares expected to be distributed on or about December 28, 2012.  Each stockholder of record on the close of business on the record date will receive two additional shares of common stock for each share held.

Answers to frequently asked questions about the stock split can be found on the Investors section of the Company’s website, http://www.airmethods.com/airmethods/investors.

Air Methods Corporation (www.airmethods.com) is the global leader in air medical transportation. The Air Medical Services Division is the largest provider of air medical transport services for hospitals and one of the largest community-based providers of air medical services. United Rotorcraft Division specializes in the design and manufacture of aeromedical and aerospace technology. Air Methods’ fleet of owned, leased or maintained aircraft features over 400 helicopters and fixed wing aircraft.

Forward Looking Statements: Forward-looking statements in this news release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements in this press release that are “forward-looking statements”, including statements regarding the anticipated distribution date, are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially from those currently anticipated due to a number of factors, including but not limited to; changes to general, domestic and foreign economic conditions; the size, structure and growth of the Company's air medical services and United Rotorcraft Division; the collection rates for patient transports; the continuation and/or renewal of air medical service contracts; the anticipated impact from the Company’s internal reorganization; extreme weather conditions across the U.S.; development and changes in laws and regulations, including, without limitation, the impact of the Patient Protection and Affordable Care Act; increased regulation of the health care and aviation industry through legislative action and revised rules and standards; and other matters set forth in the Company's filings with the SEC. The Company is under no obligation (and expressly disclaims any obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACTS:  Trent J. Carman, Chief Financial Officer, (303) 792-7591. Please contact Christine Clarke at (303) 792-7579 to be included on the Company’s fax and/or mailing list.